Trian Fund Management, L.P.
280 Park Avenue
New York, NY 10017
Tel 212 451 3000
Fax 212 451 3134

For Immediate Release

CONTACT:	Anne A. Tarbell
(212) 451-3030
atarbell@triarc.com
www.enhanceheinz.com

TRIAN GROUP FILES PRELIMINARY PROXY STATEMENT FOR HEINZ

Seeks Minority Board Representation On Behalf Of All Heinz Shareholders

Pledges To Work With Heinz Directors To Deliver Results And Improve Value

New York, NY, June 22, 2006 – The Trian Group today filed a preliminary proxy statement with the Securities and Exchange Commission in connection with its planned solicitation of proxies at the August 16, 2006 Annual Meeting of Shareholders of H. J. Heinz Company (NYSE: HNZ). As Heinz’s second largest shareholder, owning approximately 5.5% of its outstanding shares, the Trian Group is seeking support from all Heinz shareholders to elect its five highly qualified and independent nominees in order to establish strong shareholder representation on Heinz’s Board of Directors.

Reasons for The Trian Group’s Proxy Solicitation

The Trian Group is asking the Company to take long overdue action to improve results and drive shareholder value for the benefit of all Heinz shareholders. As the second largest shareholder of Heinz with an investment currently valued at approximately $750 million, the Trian Group believes its interests are fully aligned with the interests of all other Heinz shareholders.

The Trian Group notes that in the last eight years since William R. Johnson began leading Heinz, management has failed to increase shareholder value and failed to improve Heinz’s financial results despite its numerous restructuring plans. The latest Heinz restructuring plan, announced several days after the Trian Group announced its Action Plan for Heinz, is the sixth in a series of failed major restructuring plans that have been announced since 1997, including one that was announced only nine months ago in September 2005. See Table 1.

Each of these restructuring plans was accompanied by promises to shareholders about new focus and the successes that lay ahead. Nevertheless, while Mr. Johnson has trumpeted purported improved performance, actual results have been disappointing. The Company’s reported earnings per share (EPS) has declined from $2.15 in 1998 to $1.89 in 2006. Moreover, in eight of the last nine years, the Company has recorded numerous special items aggregating to a negative $2.94 in EPS, further demonstrating the failure of its restructurings and management’s inability to improve operations. See Table 2.

As a result of this underperformance, Heinz’s share price has declined 38.2% (a decline of 34.0% when adjusted for the Del Monte spin-off) and total shareholder returns, including dividends, have declined 10.8% compared to improvements of 54.6%, 26.4% and 28.2% for the Mid-Cap Food Index, Large-Cap Food Index and S&P 500, respectively. See Table 3.

The Trian Group believes that the Heinz Board’s credibility must be restored now through the addition of new independent directors who will be committed to holding management accountable for the Company’s performance going forward.

Similarity of The Trian Group and Heinz’s Plans and Need for Execution

The Trian Group believes that the latest Heinz restructuring plan (“Superior Value and Growth Plan”), announced on June 1, 2006, bears a significant resemblance to the Trian Group’s Action Plan (“Results Speak Louder Than Words”) announced on May 23, 2006.

The Trian Group also notes that only nine months ago, the Company announced a restructuring plan that targeted $30 million of cost savings. Nine days after the Trian Group announced its Action Plan, Heinz announced its latest restructuring plan that targets an incremental $355 million of cost savings.

Similar to the Trian Group’s Action Plan, the Heinz plan calls for cost cutting, increased consumer marketing, a reduction of spending on deals and allowances, increased share repurchases and a higher dividend payout.

Unlike the Trian Group’s Action Plan, however, the Heinz plan does not consider potential non-core divestitures and sets lower performance goals, further demonstrating the current Heinz Board’s inability or unwillingness to hold management to its commitments and the high standards that the Company’s shareholders deserve.

The Trian Group believes not only that its Action Plan is the right plan for the Company, but that, given the results of the Company’s five prior restructuring plans, it is essential that the Trian Group’s independent Director nominees be elected to the Heinz Board to help ensure the proper consideration and implementation of whatever measures the Board ultimately adopts. The Trian Group’s Director nominees are committed to working in a minority role, if elected, and using their operational experience to help effect more prudent and thoughtful decision making, thus helping management to reverse years of significant underperfomance and execute a successful strategic plan for Heinz for the benefit of all shareholders.

The Trian Group’s Director Nominees are Highly Qualified

The Trian Group’s five Director nominees are: Nelson Peltz, Peter W. May, Edward P. Garden, Greg Norman and Michael F. Weinstein. In the event that any of the Trian Group’s five Director nominees are unable to serve, the Trian Group’s two alternate Director nominees are: Peter H. Rothschild and Thomas E. Sandell.

The Trian Group believes that the Heinz Board would benefit from its Director nominees’ entrepreneurial approach, fresh perspectives, operational experience and commitment to remedying the Company’s failed strategies and stagnating financial performance and to delivering results and increasing value for all shareholders.

The Trian Group’s Director nominees are operations-focused with a long track record of working closely with management teams to improve financial results and protect and build shareholder value. Each of the Trian Group’s Director nominees has an extensive, successful business background with vast financial knowledge and branding experience. In particular, Messrs. Peltz and May, principals of Trian and two of the Trian Group’s five Director nominees, have been business partners since 1972 and since that time have participated jointly in various acquisitions and investments to successfully build consumer products and food and beverage businesses.

Messrs. Peltz and May have historically invested in U.S. public companies with a view toward working closely with and properly incentivizing management to maximize free cash flow. Over the last two decades, Messrs. Peltz and May have acquired or invested in under-performing and under-managed companies, and executed a number of operational turnarounds, including the highly regarded turnaround of Snapple Beverage Corp. following its acquisition from The Quaker Oats Company. They have extensive multinational public company experience as chief executive officer and chief operating officer, respectively, at several large, multi-industry companies. For example, under the stewardship of Messrs. Peltz and May, Triangle Industries, Inc. through the acquisitions of National Can Corporation and the packaging business of American Can Company, grew to become one of the world’s largest packaging companies and a Fortune100 U.S. industrial company. Messrs. Peltz and May generated these results and growth at Triangle Industries by working with a lean and aggressive management team, as well as through their willingness to invest in the business and their commitment to marketing and product innovation.

In addition to his role as a principal of Trian, Mr. Garden is Vice Chairman and a director of Triarc Companies, Inc., where he is responsible for corporate development activities and oversees the operations and growth of Deerfield & Company LLC, an alternative asset manager that is majority owned by Triarc and whose assets under management have grown from approximately $8.1 billion to approximately $12.4 billion since it was acquired by Triarc in July 2004. Prior to co-founding Trian and his work at Triarc, Mr. Garden was a senior investment banker at Credit Suisse First Boston, where he was responsible for providing strategic advisory services to clients, executing complex financings in both the debt and equity capital markets and managing key relationships with several large private equity firms. Earlier in his career, Mr. Garden was co-Head of Equity Capital Markets at BT Alex Brown and, prior to that, the Head of U.S. Equity at

Bankers Trust where he was responsible for equity capital markets, equity sales, equity research and convertible bond origination.

Aside from his highly celebrated career as a professional golfer, Mr. Norman serves as Chairman and Chief Executive Officer of Great White Shark Enterprises, a privately-held multinational corporation that he established in 1993, which is devoted to the development, branding and marketing of golf and the golf lifestyle. Today, Great White Shark Enterprises is comprised of multiple companies and divisions including golf course design, real estate development, turfgrass, apparel, wine, restaurants and event management.

Among his accomplishments, Mr. Weinstein is widely regarded as playing a critical role in reviving the Snapple brand following its acquisition from The Quaker Oats Company. As Chief Executive Officer of the Snapple Beverage Group, Mr. Weinstein is credited for successfully rebuilding distributor relationships, executing the many product and packaging innovations that broadened Snapple’s brand appeal as well as for launching a number of outstanding marketing concepts and effective advertising campaigns that led to a dramatic rebuilding of Snapple’s consumer base.

The Trian Group is confident that its Director nominees would, if elected, act in accordance with the best interests of all Heinz shareholders, and help bring more accountability, focus and discipline to the way Heinz is managed. They are committed to confronting more effectively the critical issues facing the Company and, if elected, will seek to ensure that management delivers on its plans and promises to enhance value for all shareholders.

Trian Group’s Nominees Pledge to Work with Heinz Directors to Deliver Results and Improve Value

Heinz’s Chairman, President and Chief Executive Officer, William R. Johnson, has recently launched a smear campaign, claiming that the Trian Group has “hidden agendas” and is seeking minority Board representation at Heinz for its own “self-interests.” He has also suggested that the Trian Group’s Director nominees would be a “divisive voice” and are unqualified to execute their duties, if and when they are duly elected to the Board by the shareholders of Heinz. In addition, despite the many similarities between Heinz’s sixth restructuring plan and the Trian Group’s Action Plan, Mr. Johnson has stated that elements of the Trian Group’s Action Plan would “cripple” Heinz. Nothing could be further from the truth.

The Trian Group has no intention of either taking control of Heinz’s Board of Directors or moving the Company from Pittsburgh where it has had a major corporate presence for more than 100 years.

The Trian Group owns approximately 5.5% of the outstanding shares of Heinz stock (currently valued at approximately $750 million) or approximately fifteen times as many shares as all of the Heinz executive officers and directors combined (excluding stock options). Simply stated, the Trian Group is a substantial and highly committed shareholder of Heinz that wants the leadership of the Company to succeed with its plans and strategies for the benefit of all Heinz shareholders.

The Trian Group’s Director nominees have successfully served and executed their responsibilities at a number of public companies, generating significant shareholder value over several decades. They are well qualified and eager to work in a minority role with Heinz’s other directors to effect positive change at Heinz for the benefit of all shareholders.

The Trian Group also believes that good corporate governance must translate into enhanced shareholder value. Accordingly, given Heinz’s management’s disappointing track record, the Trian Group believes that it is in the best interest of all Heinz shareholders that its independent Director nominees be elected now so that they may begin working constructively with other Heinz directors to deliver long overdue improvement in financial results and value creation.

About Trian Fund Management, L.P. and Sandell Asset Management Corp.

Trian Fund Management, L.P. (“Trian”), based in New York, NY, is an investment management firm whose principals are Nelson Peltz, Peter W. May and Edward P. Garden. Trian seeks to invest in undervalued and under-performing public companies and prefers to work closely with the management of those companies to effect positive change through active, hands-on influence and involvement, which it refers to as “operational activism.” Trian’s goal is to enhance shareholder value through a combination of strategic re-direction, improved operational execution, more efficient capital allocation and stronger management focus. Trian’s principals and investment team have extensive experience in reviving consumer brands, including the highly successful turnaround of Snapple Beverage Corp.

Sandell Asset Management Corp. (and affiliated companies) (“Sandell”), based in New York, NY, is an investment management firm founded by Thomas E. Sandell that focuses on corporate event driven investing worldwide. Sandell often will take an “active involvement” in facilitating financial or organizational improvements that will accrue to the benefit of shareholders.

Investment funds and accounts managed by Trian, together with an investment fund managed by Sandell are collectively referred to as the “Trian Group.” Several nominees proposed by the Trian Group (including Peter H. Rothschild) have also been recently added to the board of directors of Wendy’s International, Inc. (NYSE: WEN).

A copy of the Trian Group’s preliminary proxy statement for the Heinz 2006 Annual Meeting of Shareholders is available at the Trian Group’s informational website: www.enhanceheinz.com.

# # #

Tables and Notes To Follow

Table 1: History of Past Promises

Management’s Objectives = Over-Promise

•	Reach $14 – $15 billion of net sales by 2003 (Millennia, 1997)

•	Increase gross profit margins to 42% over several years (Excel, 1999)

•	Achieve up to $490 million of annual cost savings cumulatively (Millennia, 1997; Excel, 1999; Streamline, 2001; Growth and Innovation, 2005)

•	Grow EPS by 10 – 12% (Millennia, 1997), then 8 – 10% (Del Monte, 2002) and then 6 – 8% (Growth and Innovation, 2005)

•	Simplify the business by divesting non-core assets (all restructurings)

Actual Results = Under-Deliver

•	In pro forma fiscal 2006, the Company is still only expected to generate approximately 60% of targeted sales volume

•	Gross profit margins are in the mid 30% range

•	Appears that the Company spent its highest percentage of net sales on SG&A in pro forma fiscal 2006; increasing SG&A suggests that management plans to simplify the Company are not working

•	EPS is down since management took control in April 1998

•	The divestiture process is ongoing

Note:

“Millennia,” “Excel,” “Streamline” and “Growth and Innovation” refer to management restructuring initiatives and strategic plans. “Del Monte” refers to the spin-off of assets to Del Monte. For additional information, see Table 7 to the Trian Group’s position paper entitled: “Results Speak Louder Than Words: A Plan to Enhance Value at Heinz,” filed with the Securities and Exchange Commission on May 23, 2006 and available at no charge at the Trian Group’s informational website: http:www.enhanceheinz.com.

Table 2: Heinz Reported EPS

Special Items Aren’t So Special When They Occur In 8 Of The Last 9 Years

$2.15

$1.29

$2.47

$1.41

$2.36

$1.82

$2.27

$2.13

$1.89

0

1

2

3

$4

1998

1999

2000

2001

2002

2003

2004

2005

2006

0

1

2

3

$4

Period during which Heinz management

has claimed success

Audited
Figures
from
SEC
Filings

	1998	1999		2000		2001		2002		2003		2004	2005		2006

EPS Excluding																	Cu m u l ati v e S p e c i a l I t e m s : ( $ 2 . 9 4 ) Cumulative Special Items: ($2.94)
Special Items	$2.15	$2.40		$2.57		$2.55		$2.39		$2.03		$2.20	$2.34		$2.10

Special Items	–	($1.11)		($0.10)		($1.14)		($0.03)		($0.21)		$0.07	($0.21)		($0.21)

% of Reported EPS	–	(86.0%	)	(4.0%	)	(80.9%	)	(1.3%	)	(11.5%	)	3.1%	(9.9%	)	(11.1%	)

Fiscal Year End Share Price	$53.31	$48.44		$37.63		$39.28		$42.80		$29.88		$38.08	$36.87		$33.70	[1]

     Source: Company filings and press releases

Table 3: Relative Shareholder Returns

	Total Shareholder Returns[2]

	8-Year[3]	5-Year	3-Year

Heinz[4]	(10.8%)[5]	2.0%	15.7%
Mid-Cap Food Index[6]	54.6	46.1	33.8
Large-Cap Food Index[7]	26.4	42.0	41.0
S&P 500	28.2	1.7	59.2

Note:	All share prices used to calculate Total Shareholder Returns are as of February 6, 2006.

Endnotes

1	Share prices as of February 6, 2006. See endnote 2 below.
2

All calculations of share prices throughout this press release are as of February 6, 2006. Total Shareholder Returns reflect changes in share price plus dividends. From February 6, 2006 through June 20, 2006, the Company’s share price rose 23%. During that time period, we believe nothing material changed at the Company operationally or strategically. In addition, February 6, 2006 marked the beginning of a period during which the Company’s average daily trading volume rose significantly above historical levels and, on or about that time, rumors began to spread of activist involvement in the stock. Therefore, we do not believe that shareholder returns during that period are reflective of fundamental changes in the performance of the Company or actions of management.

3	As of April 30, 1998, when current management began its tenure.
4	Adjusted to reflect the value of Del Monte shares received by Heinz shareholders upon the completion of the transaction in December 2002.
5	The Heinz 8-Year total shareholder return is (34.0%), excluding cash dividends.
6	Includes Hain Celestial Group, the J.M. Smucker Company, Lance Inc., McCormick & Company Inc., NBTY Inc., Ralcorp Holdings Inc. and Tootsie Roll Industries Inc.
7	Includes Conagra Foods Inc., Campbell Soup Co., General Mills Inc., Hershey Co., Kellogg Co., Sara Lee Corp., Wm. Wrigley Jr. Company, Unilever NV, Cadbury Schweppes PLC, Nestle NA, and Group Danone.

THIS PRESS RELEASE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESS RELEASE, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF TRIAN FUND MANAGEMENT, L.P. AND SANDELL ASSET MANAGEMENT CORP. (COLLECTIVELY WITH THE FUNDS AND ACCOUNTS UNDER THEIR MANAGEMENT, THE “TRIAN GROUP”), AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO H.J. HEINZ COMPANY (THE “ISSUER”).

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS ADDRESSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. YOU SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. THE TRIAN GROUP ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION.

MEMBERS OF THE TRIAN GROUP RESERVE THE RIGHT TO CHANGE ANY OF THEIR OPINIONS EXPRESSED HEREIN AT ANY TIME, AS THEY DEEM APPROPRIATE. THE TRIAN GROUP DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN.

THIS PRESS RELEASE DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. UNDER NO CIRCUMSTANCES IS THIS PRESS RELEASE TO BE USED OR CONSIDERED AS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY. MEMBERS OF THE TRIAN GROUP CURRENTLY OWN AN AGGREGATE OF APPROXIMATELY 5.5% OF THE OUTSTANDING COMMON STOCK OF THE ISSUER. THE TRIAN GROUP INCLUDES FUNDS AND ACCOUNTS THAT ARE IN THE BUSINESS OF TRADING – BUYING AND SELLING - PUBLIC SECURITIES. IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE ONE OR MORE MEMBERS OF THE TRIAN GROUP FROM TIME TO TIME TO SELL ALL OR A PORTION OF THEIR SHARES IN OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES.

TRIAN FUND MANAGEMENT, L.P., SANDELL ASSET MANAGEMENT CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES AND NOMINEES (COLLECTIVELY, THE “PARTICIPANTS”) FILED A PRELIMINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 2006 RELATING TO THEIR SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF THE ISSUER WITH RESPECT TO THE 2006 ANNUAL MEETING OF SHAREHOLDERS. THE PRELIMINARY PROXY STATEMENT CONTAINS DETAILED INFORMATION REGARDING THE NAMES, AFFILIATIONS AND INTERESTS OF PERSONS WHO MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES. THE TRIAN GROUP INTENDS TO FILE A DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE SHAREHOLDERS OF THE ISSUER FOR USE AT THE 2006 ANNUAL MEETING

OF SHAREHOLDERS OF THE ISSUER WHEN AND IF THEY ARE AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF THE ISSUER AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING INNISFREE M&A INCORPORATED BY TELEPHONE AT 1-877-456-3442 OR BY E-MAIL AT INFO@INNISFREEMA.COM.